Conference Call Script

Earnings Call Q2 2012

August 10, 2012 – 10:30am ET

Operator:

Good day, welcome to the Remark Media Second Quarter Earnings Conference Call.  As a reminder, today’s conference is being recorded.

At this time, I would like to turn the conference over to Carrie Ferman, Chief Executive Officer for Remark Media. Please go ahead.

Carrie Ferman:

Good morning everybody, and thank you for joining us today on our second-quarter earnings call.

This morning I’d like to share with you the results for second quarter, and provide some operational and strategic highlights; after which, I’ll answer your questions.

Before we begin, I would like to remind you that during today’s call we will discuss certain forward-looking statements, such as our outlook for future performance and statements regarding our business strategy and objectives. These forward-looking statements are typically preceded by words such as we expect, we believe, we anticipate or similar statements.  They are based on management's current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual performance and business actions may vary materially from those expressed or implied by the statements herein, for a number of reasons, such as changes in economic, business, competitive, strategic, technological and/or regulatory factors. Descriptions of some of these risk factors may be found in Remark Media’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website.  Remark Media is under no obligation – and, in fact, expressly disclaims any such obligation – to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

With that covered, I’d like to begin by highlighting the key results for the second quarter of 2012.

This year remains a transitional year for Remark Media as we move from an agency type business model to owning and operating new brands; and our financials reflect this transition. We spent the better part of the last 2 years investing in a dynamic platform and building best-in-class expertise in development, design and user interface. In 2012, we are putting this technology and know-how to work through the creation of original brands and the revitalization of brands we have acquired. We expect the results to generate new revenue streams that have the potential to drive significant long-term value.

As we have previously discussed, our first major brands initiative is in the personal finance space in the U.S. With the combination of Dimespring.com and the assets we acquired in the Banks.com transaction – including Banks.com, IRS.com and FileLater.com – we now have a valuable portfolio of personal finance and tax websites. Dimespring.com has been in beta for several months, and we are building towards its full site launch in September. Banks.com will be re-launched with a new design and interface at the same time, and we will re-launch IRS.com and FileLater.com with a  new design in the 4th quarter of 2012.

We believe that our international assets continue to hold long-term strategic value; however, in the near term, we believe our resources can be better applied to developing and establishing new brands in the United States. And as such, we continue to monitor our costs in China and Brazil as well as explore strategic partnerships.

Finally, our Sharecare stake remains a key strategic investment for us. We are extremely pleased with the revenue growth and performance metrics, and take pride in having been the primary developer of this successful site – now recognized by Comscore as one of the top 10 healthcare networks in the U.S.

Now, on to the financial results:

Our Brands segment revenue remained relatively flat both quarter over quarter as well as year over year at $33 thousand in Q2 2012. This revenue was generated by our international assets in China and Brazil. In the upcoming quarters, the revenue generated by our new owned and operated businesses will fall into this segment.

As expected, and planned, our Content and Platform Services segment had no revenues due to our strategic shift and the planned expiration of service agreements with Sharecare and Discovery at the end of 2011.

I am pleased to announce that, while the Company continues to invest in content, sales and marketing, it reduced operating expenses to $1.6 million in the second quarter of 2012, a 27% decrease as compared to the second quarter of the prior year and only slightly higher as compared to the first quarter of 2012. We have and will continue to actively manage costs in areas that are non-core to our strategy.

In terms of profitability, our net loss was $2.2 million in the second quarter versus $1.0 million loss in the second quarter of 2011.

Finally, I’d like to point out the increase in our assets to $8.9 million as compared to $3.3 million at year end. This is primarily due to the inclusion of Banks.com assets and an increase in book value of our investment in Sharecare.

To wrap things up, it continues to be an exciting year for Remark Media as we build towards our bright future.  We remain focused on creating a portfolio of synergistic businesses, both through our development of new web properties as well as strategic acquisitions. By delivering high-quality products and services that fulfill the needs of consumers and advertisers, we can drive new revenue growth and improved fundamentals for our investors.

With that, I will turn it back over to the operator for questions. Thank you so much for joining.

Operator:

[Operator Instructions]

We’ll take our first question from Alex Silverman with Special Situations Fund.

Alex Silverman, Special Situations Fund:

Good morning.

Carrie Ferman:

Good  morning, Alex.

Alex Silverman:

Can you speak a bit about the content partnerships that are in the works and who you signed or what the environment looks like?

Carrie Ferman:

Yes, we are very excited about that.  We signed our first personal finance media talent in Jane Bryant Quinn. She is a very established and credible personality.  She has written several books; she is a prominent writer for AARP as well as several personal finance magazines, and regularly appeared on ABC.  She is both contributing content as well as promoting the site, so we are really excited to have her as part of our family.

The other two major partnerships that we’ve signed over the last quarter are The Garrett Network, as well as NAPFA, which is the National Association of Personal Finance Advisors. These two organizations combined have a total of over 2,000 personal finance experts and advisors.  These groups of people will be contributing content, uploading tips, answering users’ questions, readers’ questions, and really blowing out that experience. Through Jane Bryant Quinn as well as these two networks, we’re on our way to being able to offer consumers a really unique experience that they can’t find anywhere else on the web in terms of personal finance.

Alex Silverman:

Great. Thank you.

Carrie Ferman:

Thank you.

Operator:

[Operator Instructions]

We go now to Josh Greene, who is a private investor.

Josh Greene, Private Investor:

Hi, Carrie, looking forward to seeing the launches coming up in a month, that should be very nice to see.  Can you just talk about managing the costs on some of the other non-core areas, with Sharecare, and China and Brazil, it looks like there are probably some strategic opportunities there, especially maybe in the relationship with Discovery, so I’m just curious how you’re managing the things that are not the focus right at the moment.

Carrie Ferman:

Sure, there’s been an opportunity to re-look at the way we’re operating, in a sense, back-office operations, and so we’re streamlining those processes, which allows us to streamline the costs on that side. And so we’re turning around on those cost savings, and applying those new dollars to investing in our editorial staff, in our marketing campaigns and our sales staff. So while we’re beefing up those areas that are important to products and technology and driving those new owned and operated brands, we’re slimming down those areas that are not focused on that.

In terms of the non-core assets such as in,  well, China and Brazil obviously are core assets, but right now, as I said, I think the opportunity is further down the line, so in terms of that we’re just reevaluating the cost structure there and the processes to make things more efficient, such that we’re not pushing dollars out of the United States.

Josh Greene:

Thank you.

Carrie Ferman:

We also acquired several other assets in the Banks.com transaction, apart from just the big three that we’re focused on, that came with the acquisition. So we’re looking at divestiture opportunities; we already spun off one of the assets, that was a recruiting firm. We spun that out and were able to reduce costs as a result of that transaction.

Josh Greene:

Great, thanks.

Operator:

[Operator Instructions]

We’ll go to our next question, from Ed Antoian with Chartwell.

Carrie Ferman:

Hi, Ed.

Operator:

[Operator Instructions]

Ed Antoian,  Chartwell Investment Partners:

Can you guys update us on the ComScore data for Sharecare; what kind of either pageview or visitations or uniques growth that they’ve experienced in the past couple of months.

Carrie Ferman:

We can’t comment specifically on that, just because that’s not our entity and it is a privately held joint venture. But we can comment that it was definitely in the top ten networks according to ComScore. It’s seen really nice growth, we’re very happy with the performance metrics, not only in terms of uniques to the site but the pageviews, and I think that goes to the quality of the site, that not only are you getting a huge volume of traffic but the time spent on the site, and the number of pages being viewed per unique, is really off the charts, and we would expect, given the fact that Dimespring.com has a very similar design and strategy, we would expect similar results for Dimespring.com as we get going.

Ed Antoian:

Thank you.

Operator:

And we’ll take our next question from George Kafkarkou, a private investor.

Carrie Ferman:

Hi George.

George Kafkarkou, Private Investor:

Well pronounced, thank you.  Just a couple of questions around Sharecare.  I noticed the ownership from the release yesterday is 10.9%, that seems to have gone down a little bit, is my perception at least, so can you comment about one, the ownership?  Yesterday also I noticed, the first time I saw a formal statement about the revenues of Sharecare, so if there’s anything you can say about that, I’d be interested in that.  And the third element is, what’s the strategy from Remark Media with respect to Sharecare?

Carrie Ferman:

So, in terms of the revenue growth for Sharecare, we’ve obviously been really happy with that, that’s a combination, I believe, of both acquisition as well as organic growth. Again, I can’t speak too much about Sharecare’s results, due to the fact that it is a privately-held entity within a joint venture, but we were able to publish some revenue numbers. You can tell, they’ve seen huge growth in revenue over the last couple of quarters, they’re just performing really well, they have a very smart business model and they have a great product.  I think that’s showing up when you start to see that revenues for the three months at June 30th went from three million a year ago to a little over eight million this quarter.  So just outstanding results on their part, and really,  job well done for Jeff Arnold.

George Kafkarkou:

Yes, it is a great job, but can you talk a little about the ownership, has that changed at all or has it always been just under eleven percent?

Carrie Ferman:

So we started out at right around twenty percent, and as they’ve grown and through a series of acquisitions that ownership share has declined.  In my mind it’s always better to own a smaller piece of a bigger pie, and a more valuable pie, and I think that’s what’s happening with the Sharecare investment.

George Kafkarkou:

Yes, I absolutely agree.  Candidly, if I may, I couldn’t be more excited by the whole situation, and I think the ownership that you guys have of Sharecare is very insightful, and I’m thrilled to bits I must say.

Carrie Ferman:

Well thank you, I think it speaks also to our company’s talents, the fact that we were the primary developer of that website, and the fact that we can now use that platform to enter into new categories and drive that type of value for ourselves in an ownership structure of 100%, or so, speaks volumes for our potential going forward.

George Kafkarkou:

Absolutely.  And if I could, one final question if I could?

Carrie Ferman:

Yes, please.

George Kafkarkou:

In terms of the current cash position, how long do you expect that to last, from Banks that is,  and general positioning about the cash flow?

Carrie Ferman:

Sure.  In the near-term we do have a funding need. And we are actively pursuing several possibilities at this very moment, from an equity offering to divestiture of assets.  You know, we did acquire quite a few assets in the Banks.com transaction, they owned some other things, there’s the ones that we think are core, that we can turn around and drive significant value, and there are others that would be non-core.

So, through a combination of equity offerings and divestitures,  I expect that we will have the cash flow.  As you know, or may not know, some of the assets that we have in Banks.com are very cyclical – so IRS.com and FileLater, I think, would expect to drive significant revenue in Q1, and it’s really over the next 5 months remaining of 2012 where we’re setting these products up for that huge success as we go into the new year. So, this 2012 is a transition, it’s creating, it’s building that base, so that we can have that new revenue stream going into 2013.  So we’re really excited about it, although we recognize that this then becomes a tough year for us as we make that transition. But I think this was the year to do it and the time to do it. And we’re really looking forward to the future.

George Kafkarkou:

Very good. Thank you very much, super.

Operator:

And I have no other questions in queue at this time.

Carrie Ferman:

Then I just want to thank everybody for joining this call, we really appreciate it.  We will continue to do these quarterly calls; it is our objective to be open and transparent with the market, to let them know our strategy and our results. And so we’re off into Q3 and to Q4, we’re really looking forward to our future, and just want to thank everybody for joining.

Operator:

Ladies and gentlemen, that does conclude today’s conference call, thank you for your participation.